Exhibit 99A

Exhibit A

Executive Officers and Directors of CPF

                The following table sets forth the name, business address and present principal occupation or employment of each director and executive officer of Central Pacific Financial Corp. (“CPF”).  Except as indicated below, each person is a citizen of the United States.

BUSINESS ADDRESS

NAME	ADDRESS	OCCUPATION
CLINT ARNOLDUS	Central Pacific Financial Corp. 220 S. King St. Honolulu, HI 96813	CPF — Director, Chairman, President and Chief Executive Officer

NEAL K. KANDA	Central Pacific Financial Corp. 220 S. King St. Honolulu, HI 96813	CPF — Vice President and Treasurer

GLENN K.C. CHING	Central Pacific Financial Corp. 220 S. King St. Honolulu, HI 96813	CPF-Vice President and Secretary

SHERRI Y.YIM	Central Pacific Financial Corp. 220 S. King St. Honolulu, HI 96813	CPF — Vice President, Assistant Treasurer & Assistant Secretary

JOSEPH F. BLANCO	841 Bishop St., Ste.1601 Honolulu, HI 96813	Real Estate Consultant; CPF — Director

ALICE F. GUILD	2106 Keeaumoku Street Honolulu, HI 96822	Iolani Palace —Executive Director; CPF — Director

DENNIS I. HIROTA, PH.D.	Sam O. Hirota, Inc. 864 S. Beretania St. Honolulu, HI 96813	Sam O. Hirota, Inc. — President; CPF — Director

CLAYTON K. HONBO, M.D.	3109 Huelani Place Honolulu, HI 96822	Medical Doctor (Retired) CPF — Director

STANLEY W. HONG	Waste Management of Hawaii, Inc. 7 Waterfront Plaza, Ste. 400 Honolulu, HI 96813	Waste Management of Hawaii, Inc. — President; CPF — Director

PAUL KOSASA	MNS, Ltd., dba ABC Stores 766 Pohukaina St. Honolulu, HI 96813	MNS, Ltd., dba ABC Stores — President and Chief Executive Officer; CPF — Director

GILBERT J. MATSUMOTO	The Matsumoto Group 1060 Young St., Ste. 301 Honolulu, HI 96814	The Matsumoto Group — Principal-President CPF — Director

DANIEL M. NAGAMINE	Flamingo Enterprises, Inc. 871 Kapiolani Blvd., Ste. #6 Honolulu, HI 96813	Flamingo Enterprises, Inc. — President; CPF — Director